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                                                                    Exhibit 23.0

                          INDEPENDENT AUDITOR'S CONSENT

     We consent to the incorporation by reference of our report dated September 15, 2003 on the balance sheets of Jefferson Federal Bank (formerly known as Jefferson Federal Savings and Loan Association of Morristown), as of June 30, 2003 and 2002, and the related statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended June 30, 2003, which report is included in the Annual Report on Form 10-K for the year ended June 30, 2003 of Jefferson Bancshares, Inc., in the Registration Statements on Form S-8 (Nos. 333-106807 and 333-106808) filed by Jefferson Bancshares, Inc. with the United States Securities and Exchange Commission.

/s/ Craine, Thompson & Jones, P.C.
Morristown, Tennessee
September 26, 2003